Exhibit 10.26

2015 Short Term Incentive Plan

Introduction
Congratulations on your participation in the 2015 Short Term Incentive Plan ("Plan"). The purpose of this Plan is to provide a mechanism to meaningfully reward you for contributing to the Company's success.
This Plan has two components:

•	Company Adjusted EBITDA Performance as compared to Company Adjusted EBITDA as established in the Budget; and

•	Discretionary.
By working to impact Company Adjusted EBITDA Performance, you contribute to the success of the Company and your professional and financial success.
Amounts which may be payable under the Plan are divided among the two components as follows:

Incentive Plan Components	Plan Component Percentages
Company Adjusted EBITDA Performance	60%
Discretionary	40%

Unless otherwise determined by the Committee at its sole discretion, no amount shall be payable under the Plan in the event that the Company Adjusted EBITDA Performance for 2015 is less than the Company Adjusted EBITDA Minimum.

Incentive Plan Components

Company Adjusted EBITDA Performance
This Plan component is based on the Company Adjusted EBITDA Performance results compared to the Company Adjusted EBITDA as established in the Budget. Subject to the terms and conditions contained herein, in the event that Company Adjusted EBITDA Performance for a Participant is at least 95% of Budget, the Participant shall be eligible to receive this Plan component percentage based on the Participant Target Incentive in accordance with the following table:

Adjusted EBITDA Performance	% of Participant Target Incentive
Less than 95%	0%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	107%
102%	113%
103%	120%
104%	127%
105%	133%
106%	140%
107%	147%
108%	153%
109%	160%
110%	167%
111%	173%
112%	180%
113%	187%
114%	193%
115%	200%
116%	200%
117%	200%
118%	200%
119%	200%
120%	200%
121%	200%
122%	200%
123%	200%
124%	200%
125%	200%
126%	200%
127%	200%
128%	200%
129%	200%
130% or greater	200%

For Example, a Participant would be eligible for an Award for this Plan component based on the following details:
Actual Eligible Earnings = $[_________]
Participant Maximum Incentive = 40% ($[_______]) of Actual Eligible Earnings
Participant Target Incentive = up to 20% (50% of Participant Maximum Incentive) of Actual Eligible Earnings at 100% Budget achievement
Plan components = Company Adjusted EBITDA Performance = 60% & Discretionary = 40%
Company Adjusted EBITDA Minimum is satisfied
Company Adjusted EBITDA Performance for 2015 = 100% Budget achievement
Earned Company Adjusted EBITDA Performance component = $[_______] ($[_______] x 20% Participant Target Incentive x 60% Company Adjusted EBITDA Performance component percentage x 100% [for achieving 100% of Company Adjusted EBITDA Performance])
Discretionary
This Plan component is based upon the sole discretion of the Committee which may take into consideration personal performance in determining what Award is made for 2015.

General Plan Policies & Procedures
Eligibility

•
Employee Partners can be Participants as approved by the Committee to be a Participant. A Participant’s Incentive opportunity shall be set forth in the Participant’s offer letter which may be modified from time-to-time by the Committee at its sole discretion.

•
A Participant must be employed by the Company for at least 3 months to be eligible to receive an Award. An Employee Partner who is otherwise eligible but who has been employed for less than all of 2015 will be eligible for an Award based upon Actual Eligible Earnings and the Adjusted EBITDA Performance for the full 2015 fiscal year.

•
If a Participant is newly hired, promoted or transferred to a new incentive eligible position during the year, any Award will be calculated based on the Actual Eligible Earnings earned in each eligible position.

•
A Participant’s termination of employment (voluntary or involuntary) for any reason before the date on which an Award is paid by the Company will result in forfeiture of the Award. In addition, any Participant who is reassigned or demoted to another position that is not eligible for this Plan during the Company’s 2015 fiscal year will no longer be eligible for an Award pursuant to this Plan.

•	Awards will be calculated based on the Actual Eligible Earnings for the applicable incentive eligible position of each Participant and the Adjusted EBITDA Performance for the full 2015 fiscal year.
Awards
Regardless of whether any performance factors or measures are met, any amounts which may be awarded at the Committee’s discretion will be subject to the issuance of the financial audit for the Company’s 2015 fiscal year. The Committee shall have the discretion of whether any amount may be payable after the Committee has determined whether the Company Adjusted EBITDA Minimum has been satisfied. No amount shall be payable if the Company Adjusted EBITDA Minimum is not satisfied. In all events, any amounts which may be paid are subject to applicable withholding and other payroll taxes. Any Award will be automatically forfeited if the Participant is not employed at the time of payment. Notwithstanding the foregoing, a Participant who is on a Family and Medical Leave Act leave or Uniformed Services Employment and Reemployment Rights Act leave on the date of payment of the Award shall be treated as employed on said date.
Administration
The Committee shall have sole authority to determine whether any amount will be awarded under this Plan or under any Award issued under this Plan. The Committee reserves the right to reduce or eliminate this Plan and any Award, including the determination to cancel an Award that may be granted hereunder at any time at its sole discretion. All decisions of the Committee shall be final and conclusive and without liability to any person. The Committee may decide, at its sole discretion, that no amount may be paid hereunder should the Committee determine that the circumstances warrant either as a result of a Participant's performance or other actions, or, with respect to the overall condition (financial or otherwise) of the Company. No amount shall be set aside in a trust or otherwise segregated to fund the payment of any Award hereunder.
Adjustments Upon Certain Events
The Company Adjusted EBITDA Minimum is established with respect to the entities included in the Company’s consolidated financial statements as of December 31, 2013 (the “Company Group”) and the Company Adjusted EBITDA Minimum must be met by such Company Group and any divestitures shall not reduce or cause any adjustment to the Budget. In the event any new properties or entities are acquired or added to the Company Group after December 31, 2013, the Committee may adjust the Budget with respect to each such added property or entities within 90 days of the closing of such acquisition in order to adjust the Company Adjusted EBITDA Minimum for the budgeted performance of such properties/entities. In the event of any change in the Company or any of its Subsidiaries by reason of any sale, disposition, closing of a Club, spin-off, combination or any transaction or event similar to the foregoing with respect to the Company, a Subsidiary or any Club, or any other transaction or event determined by the Committee to be applicable, there shall be no adjustment to the Company Adjusted EBITDA Minimum or any Award under this Plan. The Committee may, at its sole discretion and without liability to any person, adjust the Company Adjusted EBITDA Minimum to consider any new or added entities or Clubs, if any, as it deems appropriate at its sole discretion, including with respect to establishing performance factors and measures with respect to such addition, provided such performance features or measures are established within 90 days of the addition.
No Right to Employment or Awards; No Transferability of Awards
Information contained in this Plan and any other communications made by management do not constitute an implied or expressed contract or binding agreement between the Company and any Participant. The granting of an Award shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant. No Participant or other person shall have any claim to any term of employment by reason of any Award or this Plan and all employment shall continue to be employment at will. No Participant or other person shall have any claim to be granted any Award or be vested in any Award at any time, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). Any Award shall be personal to the Participant and is not assignable or subject to voluntary or involuntary alienation, sale or transfer by the Participant to any beneficiary or otherwise.
Amendments; Termination; Interpretation
Notwithstanding that the Company Adjusted EBITDA Minimum may have been met, the Committee reserves the right, at its sole discretion, to change, modify, alter or eliminate this Plan and any Award or payment which may be paid at any time, regardless of whether any performance factors or measures are met. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and any Awards granted hereunder shall be interpreted in accordance with the laws of the State of Texas, and, if applicable, Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued (“Section 409A”). Notwithstanding any provision herein to the contrary, in the event Section 409A is applicable to any Award issued hereunder and the Committee determines that any amounts which may be paid hereunder will be taxable to a Participant and not in compliance with Section 409A prior to payment to such Participant of such amount, the Company may (i) adopt such amendments and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of any Award paid hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A.
This document supersedes all prior incentive compensation plans or agreements regarding the subject matter of this Plan, each of which is of no further force and effect.

Important Terminology
"Actual Eligible Earnings" means base pay, vacation, jury duty and other categories if part of regular wages (e.g. service charge pay outs) paid during the incentive period for the eligible positions. It does not include incentive/bonus awards, tips, discretionary bonuses, commissions, relocation or other pay not considered as part of regular wages.
"Adjusted EBITDA" means earnings before interest, taxes, depreciation, and amortization and may be adjusted further by the Committee at its sole discretion for certain items, including without limitation impairments and write-offs, changes in interest rate cap agreements, gains or losses due to discontinued or divested operations, other similar events or other non-recurring events.
“Adjusted EBITDA Performance" means the EBITDA achieved for the Company as determined by the Committee. Adjusted EBITDA Performance will be based on pre-bonus expenses.
"Award" means the amount awarded to a Participant based upon the Actual Eligible Earnings and the amounts calculated under this Plan which may, at the Committee’s discretion, be paid to such Participant. Awards may contain such other terms and conditions as determined by the Committee at its sole discretion.
"Budget" means the 2015 budgeted amount for Adjusted EBITDA as determined by the Committee for the Company.
"Club" means a business, sports, alumni, golf or country Club of the Company or its Subsidiaries as determined by the Committee.
"Committee" means the Compensation Committee of the Company as designated by the Board of Directors of the Company.
"Company" means ClubCorp Club Holdings, Inc., a Nevada corporation.
“Company Adjusted EBITDA Minimum” means 95% of EBITDA Budget for the Company Group. Such amount shall be subject to adjustment as determined by the Committee, as set forth under “Adjustments Upon Certain Events”.

“Company Adjusted EBITDA Performance” means the aggregate Adjusted EBITDA for the Company Group as determined by the Committee.
"Participant" means an Employee Partner employed by the Company or a Subsidiary who is designated by the Committee to be eligible to receive an Award.
“Participant Incentive” means the percentage of Actual Eligible Earnings the Participant receives in an Award.
“Participant Maximum Incentive” means the maximum percentage of Actual Eligible Earnings the Participant may receive in an Award.
“Participant Target Incentive” means up to 50% of the Participant Maximum Incentive at 100% of Budget achievement.
“Subsidiary" means a direct or indirect subsidiary of the Company as determined by the Committee.

2015 SHORT TERM INCENTIVE PLAN RECEIPT

By my signature, I acknowledge that:
I have received a copy of the 2015 Short Term Incentive Plan document and understand that I am subject to the terms and conditions of the 2015 Short Term Incentive Plan. I further understand that it is my responsibility to read the 2015 Short Term Incentive Plan and ask my General Manager or Vice President of People Strategy any questions that I may have.

Name of Employee Partner (please print)	Name of Department

Signature of Employee Partner	Date Signed

cc: Employee file